Exhibit 1.1

EXCLUSIVE PLACEMENT AGENCY AGREEMENT

This Placement Agency Agreement (this “Agreement”) is made as of October 1st, 2019, between Virtuoso Surgical, Inc., a Tennessee corporation (the “Company”), and Strategic Capital Investments, LLC, a Michigan limited liability company (the “Placement Agent”). The Placement Agent and the Company agree:

1. Engagement of Placement Agent. The Company hereby engages Placement Agent, and Placement Agent hereby accepts such engagement, to act as the Company’s exclusive Placement Agent with respect to sales by the Company in an offering pursuant to Regulation A (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”) for up to $20,000,000 of the Company’s Class A Preferred securities (the “Securities”). One or more closings for the purchase and sale of the Securities (each, a “Closing”) shall be conducted from time to time at the request of the Company, subject to certain conditions to closing established by the Placement Agent and the Company and annexed hereto as an appendix to this Agreement.

2. Offering Procedures. Placement Agent will introduce the Company to investors who Placement Agent reasonably believes satisfy the eligibility requirements under the applicable rules and regulations of Regulation A, state securities laws and such suitability criteria as may be established by the Company (if any) to participate in the Offering (the “Offerees”).

3. Placement Agent’s Compensation. In consideration for the services rendered by Placement Agent hereunder, the Company shall pay the Placement Agent, upon the distribution of funds from the escrow account established for the Offering in connection with each Closing for the issuance and sale of the Securities, in accordance with written wire transfer payment instructions from the Placement Agent:

(i) Cash compensation equal to one percent (1%) of the gross proceeds of the Offering for Executing Broker Services. Additionally, seven (7%) of the aggregate subscription proceeds originated by an Introducing Broker other than the Placement Agent shall be payable in cash to such Introducing Broker provided that the Introducing Broker introduces an Introduced Investor as defined directly below.

“Introduced Investor” means an investor introduced to the Offering by an Introducing Broker-Dealer, who purchases shares of Class A Preferred Stock pursuant to the Offering. An Introduced Investor’s stock must be acquired from the Company by either (a) an Introducing Broker-Dealer (on behalf of the Introduced Investor) or (b) C2M, at the request of the Introducing Broker-Dealer. For the avoidance of doubt, any investor who invests directly on the virtuososurgical.net website “Invest Now” button is not an Introduced Investor.

In addition, subject to such Introducing Broker providing Company with an Introduced Investor, and subject to the terms of the Warrant Issuance Agreement, the Company shall issue five percent (5%) in warrants of the gross proceeds of the Offering, allocated and with a strike price of $100/share, allocated between Placement Agent (1%) and the introducing brokers (4%). (By way of example, if an Introducing Broker places a $10,000 investment in the Company’s Class A Preferred Shares, the Placement Agent would receive a warrant to purchase one share of the Company’s common stock at a strike price of $100 for that share; the Introducing Broker would receive a warrant to purchase four shares of the Company’s common stock at a strike price of $100/share.)

The Company also will pay a $10,000 refundable due diligence fee to the Placement Agent at the signing of this Agreement.

4. Certain Matters Relating to Placement Agent’s Duties.

(a) Placement Agent’s responsibilities shall be limited to introducing potential investors to the Company. Placement Agent shall act as the Company’s placement agent for soliciting offers to purchase the Securities. In performing is responsibilities hereunder, the Placement Agent shall not use any offering materials other than the Offering Circular, Subscription Agreement and any Offering Questionnaire and/or similar documents provided to Placement Agent by the Company and other documents authorized by the Company permitted under applicable federal and state securities laws (collectively, the “Offering Materials”). Placement Agent shall have no responsibility for fulfilling any SEC reporting or filing requirements, or fulfilling the filing obligations or other requirements applicable to the offer and sale of the Company’s securities under state securities or blue-sky laws as relates to the Company, but Placement Agent agrees to provide the Company with reasonable assistance related to any registration, qualification or other requirements of applicable securities laws and other regulatory matters, upon request of the Company.

(b) Placement Agent agrees to introduce the Company to Offerees only in states in which Placement Agent has been advised by the Company that offers and sales of the Securities can he legally made by the Company.

(c) Placement Agent shall perform its duties hereunder in a manner consistent with the instructions of the Company. Such performance shall include the delivery to each Offeree the Offering Materials. Placement Agent shall maintain a copy of any written information it obtains regarding the suitability of each Offeree. Placement Agent shall use only the Offering Materials in introducing Offerees to the Company. The Company shall, promptly following execution of this Agreement, provide Placement Agent with a written list of any prospective Offerees the Company does not want Placement Agent to contact. Placement Agent agrees to not contact the persons on such list, and Placement Agent shall not be entitled to the compensation set forth in Section 3 with respect to any investment made by such persons in the Securities. The Placement Agent shall not have any liability with respect to the information set forth in the Offering Circular, except to the extent specifically furnished to the Company for inclusion in the Offering Circular.

(d) Placement Agent is and will hereafter act as an independent contractor and not as an employee of the Company and nothing herein shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between Placement Agent and the Company. Placement Agent will not hold itself out as having, and will not state to any person that Placement Agent has, any relationship with the Company other than as an independent contractor. Placement Agent shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

5. Termination of Agreement. Either party may terminate this Agreement by notifying the other in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within 15 days after such notice. This Agreement will otherwise terminate upon completion or termination of the Offering. The Company may terminate this Agreement, for any or no reason, following 15 days after the date hereof upon written notice to Placement Agent, but all provisions hereof other than Sections 1, 2, 4, 5, the last sentence of this Section 5 and Section 6 shall survive the termination with respect to Offerees that Placement Agent introduces to the Company before any termination with respect to the Offering.

Placement Agent shall be entitled to compensation under Section 3 based on investments made by such Offerees prior to the termination of this Agreement or at any time within one year thereafter; provided that if Company sells any of its securities to an Offeree introduced by Placement Agent within one year of termination of this Agreement, Placement Agent shall be entitled to fees based upon the sale of the securities purchased and the exercise, exchange or conversion of any derivative securities purchased by that Offeree or any permitted assignee of such Offeree within such one-year period, regardless of when exercised, exchanged or converted.

6. Indemnification. The Company and Placement Agent each shall indemnify and defend the other and the other’s affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each an “Indemnified Person”) and shall hold each Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party’s negligence, bad faith or willful misconduct in connection with the Offering, any violation by the indemnifying party (not caused by an Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement.

In case any litigation or proceeding shall be brought against any Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party’s choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person, except in the limited circumstances described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the indemnifying party’s election to assume the defense of such litigation or proceeding (a) such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.

7. Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax or electronic mail, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to: Virtuoso Surgical, Inc. Address: 5701 Old Harding Pike, Suite 200; Nashville, Tennessee 37205 Attn: Mark Pickrell

(b)	If to the Placement Agent, to: Strategic Capital Investments, LLC, 701 Riversedge Dr. Saline, MI 48176 Attention: Victor MacLaughlin

8. Company to Control Transactions. The prices, terms and conditions under which the Company shall offer or sell any Securities shall be determined by the Company in its sole discretion. The Company shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of Securities. Nothing herein shall obligate the Company to actually offer or sell any Securities or consummate any transaction. The Company may terminate any negotiations or discussions at any time and may cease any offering or sale of Securities. Compensation pursuant hereto shall he paid to Placement Agent only in the event of an actual Closing of the Offering to an Offeree introduced by Placement Agent.

9. Confidentiality of Company Information. Placement Agent, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (a) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (b) all confidential technology of the Company. In furtherance of the foregoing, Placement Agent agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Placement Agent from utilizing, subject to the terms and conditions of this Agreement, the Offering Materials or other documents prepared or approved by the Company for use in the Offering.

All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and Placement Agent shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission. Nothing herein shall constitute a grant of authority to Placement Agent or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If the Offering is not consummated, or if at any time the Company so requests, Placement Agent and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination hereof.

10. Press Releases, Etc. The Company shall control all press releases or announcements to the public, the media or the industry regarding any offering, placement, transaction or business relationship involving the Company or its affiliates; provided that the Company shall furnish the Placement Agent with drafts of any such press releases or announcements a reasonable period of time prior to release or distribution and give due consideration to any comments thereon submitted to the Company prior to the release or distribution thereof, except that the Company shall not use the name of the Placement Agent in a manner in which the Placement Agent objects in writing. . Except for communication to Offerees in furtherance of this Agreement and the provision of the Offering Materials, Placement Agent will not disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof. Notwithstanding the foregoing, the Company agrees to issue a press release prior to the opening of the market on the business day following the Company’s receipt of executed agreements binding Offerees to purchase Securities in at least the amount of the minimum Offering (if there is any such minimum) setting forth the material terms of the Offering.

11. Expenses, Etc. The compensation described in Section 3 shall be Placement Agent’s sole compensation for all of its services and efforts to the Company and its affiliates, in connection with any offering or placement of Securities. The Company further agrees to pay for all legal expenses relating to closing the transaction contemplated. Placement Agent shall be exclusively responsible for any compensation, fees, commissions or payments of its employees, agents, representatives, co-Placement Agents or other persons or entities utilized by it in connection with its activities on behalf of the Company, and Placement Agent will indemnify and hold harmless the Company and its affiliates from the claims of any such persons or entities.

12. Covenants of the Company. The Company will provide Placement Agent for delivery to all offerees and purchasers and their representatives any additional information, documents and instruments which Placement Agent shall deem necessary to comply with the rules, regulations and judicial and administrative interpretations in those states and jurisdictions where the Securities are to be offered for sale or sold. The Company will file all post-Offering forms, documents or materials and take all other actions required by states in which the Securities have been offered or sold. Placement Agent will not make offers or sales of the Securities in any jurisdiction in which the Securities have not been qualified or registered or are not exempt from such qualification or registration.

(a) Reg. A Compliance. The Company will comply in all respects with the terms and conditions of Reg. A applicable state securities laws with respect to the Offering and the sale of the Securities.

(b) Due Diligence Materials. The Company shall provide Placement Agent copies of all information provided to all prospective offerees and copies of all documents pertaining to the closing and sale of Securities. Additionally, the Company shall provide Placement Agent copies of any documentation reasonably requested by the Placement Agent.

(c) Background Investigation. The Company shall deliver authorization (s) to have background investigations conducted by an outside third party on officers, directors, principal shareholders, promoters and other individuals or entities participating in the Offering, as determined by Placement Agent.

(d) Public Information. The Company acknowledges that all information regarding their officers, directors and principal shareholders have been filed with all appropriate regulatory agencies and are of public record. The Company agrees to provide Placement Agent with any material differences that have not been filed.

13. Compliance with Laws. Placement Agent represents and warrants that it is a duly registered broker/dealer and in good standing with the SEC, FINRA and the State of MI and has and shall maintain such registrations as well as all other necessary licenses and permits to conduct its activities under this Agreement, which it shall conduct in compliance with applicable federal and state laws relating to a private placement under Regulation D of the 1933 Act. Placement Agent represents that it is not a party to any other agreement which would conflict with or interfere with the terms and conditions of this Agreement.

14. Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

15. Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

16. Governing Law. This Agreement shall be deemed to have been made in the State of New York and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of New York, without regard to the conflicts of laws rules of such jurisdiction.

17. Waiver. Neither Placement Agent’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Placement Agent or the Company of any of their respective rights or privileges under this Agreement.

18. Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

20. Entire Agreement. This Agreement and all other agreements and documents referred herein constitute the entire agreement between the Company and Placement Agent. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

21. Arbitration. The parties agree that this Agreement and all controversies which may arise between Placement Agent and the Company, whether occurring prior, on or subsequent to the date of this Agreement, will be determined by JAMS, expedited, single-arbitrator arbitration, in New York, New York. The parties understand that:

(a) Arbitration is final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction.

(b) The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c) Pre-arbitration discovery is generally more limited than and different from court proceedings.

(d) The arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification or rulings by the arbitrators is strictly limited.

Any forbearance to enforce an agreement to arbitrate will not constitute a waiver of any rights under this Agreement except to the extent stated herein.

IN WITNESS WHEREOF, being duly authorized, the parties hereby have executed this Agreement as of the date first above written.

Strategic Capital Investments, LLC

/s/ Victor MacLaughlin
Victor MacLaughlin, CEO

/s/ Udi Laska
Udi Laska, Supervisor

Virtuoso Surgical, Inc.

By:	/s/ C. Mark Pickrell
C. Mark Pickrell

Its:	Chief Administrative Officer

7